                     SECOND AMENDMENT TO LEASE AGREEMENT

     This Second Amendment to Lease Agreement (this "AMENDMENT") is made as of March 29, 2000 by and between W9/LWS II REAL ESTATE LIMITED PARTNERSHIP ("LANDLORD"), and 2-INFINITY.COM, INC., a Texas corporation ("TENANT").

                                RECITALS

     A. Landlord and Tenant entered into that certain Office Space Lease Agreement dated June 16, 1999, as amended by that certain First Amendment to lease dated September 27, 1999 (collectively, the "LEASE"), pursuant to which Landlord leases to Tenant approximately 5,998 rentable square feet of space (the "ORIGINAL PREMISES") in the building known as Loop Central Three located at 4828 Loop Central Drive, Houston, Texas (the "BUILDING"). All capitalized terms used herein shall have the meanings given them in the Lease, unless otherwise defined herein.

     B. The term of the Lease (the "Term") expires on October 31, 2002. Landlord and Tenant have agreed to extend the Term and expand the Premises, and wish to confirm their agreements regarding such extension and expansion.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

     1. EXTENSION. The Term is hereby extended for a period of sixty-(60) months, commencing on November 1, 2002 ("RENEWAL COMMENCEMENT DATE") and ending on October 31, 2007, which date shall be the new Termination Date.

     2. EXPANSION SPACE. Effective as of the Expansion Space Commencement Date (as defined below), the Premises shall be expanded to include that certain space, known as suites 100, 110 and 120, containing approximately
6,745 rentable square feet, as depicted on EXHIBIT A attached hereto and made a part hereof (the "EXPANSION SPACE"). The Original Premises as expanded by the Expansion Space shall hereinafter be referred to as the "Premises." As of the Expansion Space Commencement Date, the Rentable Area of Premises shall be increased to 12,743. As used herein, the "EXPANSION SPACE COMMENCEMENT DATE" shall mean the earlier to occur of (i) the date on which Tenant commences occupancy of the Expansion Space and (ii) May 1, 2000. Promptly following Tenant's receipt of a written notice ("COMMENCEMENT NOTICE") from Landlord setting forth the Expansion Space Commencement Date, Tenant shall acknowledge said date by countersigning the Commencement Notice and returning it to Landlord. Notwithstanding the foregoing, neither Landlord's failure to deliver a Commencement Notice nor Tenant's failure to countersign same shall affect Landlord's determination of the Expansion Space Commencement Date.

     3. BASE RENTAL. Until the expiration of the current Term, Tenant shall pay Monthly Base Rent with respect to the Original Premises as originally provided in the Lease. Effective as of the Renewal Commencement Date, Monthly Base Rent with respect to the Original Premises shall be payable in the following amounts during the periods indicated:


           PERIOD                           ANNUAL BASE RENT PER          MONTHLY BASE
                                                SQUARE FOOT                  RENT
           ------                           --------------------          ------------
November 1, 2002 to October 31, 2004               $18.50                 $ 9,237.67

November 1, 2004 to October 31, 2005               $19.50                 $ 9,737.00

November 1, 2005 to October 31, 2006               $20.50                 $10,236.33

November 1, 2006 to October 31, 2007               $21.50                 $10,735.67

     Effective as of the Expansion Space Commencement Date, Monthly Base Rent with respect to the Expansion Space shall be payable in the following amounts during the periods indicated:


           PERIOD                           ANNUAL BASE RENT PER          MONTHLY BASE
                                                SQUARE FOOT                  RENT
           ------                           --------------------          ------------
Expansion Space Commencement Date to
October 31, 2000                                   $17.25                 $ 9,695.94

November 1, 2000 to October 31, 2001               $17.50                 $ 9,836.46

November 1, 2001 to October 31, 2002               $17.75                 $ 9,976.98

November 1, 2002 to October 31, 2004               $18.50                 $10,389.54

November 1, 2004 to October 31, 2005               $19.50                 $10,960.63

November 1, 2005 to October 31, 2006               $20.50                 $11,522.71

November 1, 2006 to October 31, 2007               $21.50                 $12,084.79


     4. EXPENSE ADJUSTMENT AND TAX ADJUSTMENT. Tenant shall continue to pay Expense Adjustment and Tax Adjustment as described in Section 4.04 of the Lease except that, effective as of the Expansion Space Commencement Date, Tenant's Share shall be 6.49%.

     5. TENANT IMPROVEMENTS. Landlord shall, at Tenant's sole expense (subject to the application of the Allowance), complete the improvements to the Premises (the "WORK") in accordance with plans and specifications prepared by Gensler & Associates and mutually approved by Landlord and Tenant. After mutual approval of the plans and specifications, Landlord shall engage a contractor to diligently complete the Work. Landlord shall contribute an allowance ("ALLOWANCE") of up to $183,653.00 (i.e., $13.00 per rentable square foot in the

Expansion Space and $16.00 per rentable square foot in the Original Premises) toward the Cost of the Work. As used herein, the "COST OF THE WORK" shall mean the total costs incurred in connection with the Work including, without limitation, all construction related costs, all architectural and engineering fees and costs, the cost of permits and a construction supervision fee payable to Landlord in the amount of five percent (5%) of the so-called "hard costs" of construction. If the estimated Cost of the Work exceeds the Allowance, Tenant shall pay the amount of such excess to Landlord prior to, and as a condition of, the commencement of the Work and Tenant shall be responsible for any further such excess after completion of the Work. Tenant shall not be entitled to any unused Allowance, whether by credit or otherwise.

     6. RIGHT OF REFUSAL. Provided that Tenant is not in default under the Lease, Tenant shall have a continuing right of refusal with respect to the leasing of space on the second (2nd) floor of the Building, such space being designated herein as the "REFUSAL SPACE". Space shall be deemed "available for leasing" at such time that the space is not subject to (i) a current lease; (ii) an assignment or sublease by the current tenant of the space; (iii) a renewal, extension or renegotiation of the current lease; or
(iv) specific expansion rights, right of first refusal or preferential right existing under any other tenant leases in the Building. Such right of refusal shall be exercisable upon and shall be subject to the following conditions:

           a. Upon receipt by Landlord of a bona fide offer acceptable to Landlord to lease the Refusal Space (herein, the "BONA FIDE OFFER"), Landlord shall notify Tenant of the existence and terms and conditions of the Bona Fide Offer.

           b. Upon Tenant's receipt of notice of the Bona Fide Offer from Landlord, Tenant shall have three (3) business days to notify Landlord in writing that Tenant intends to lease all of the space covered by the Bona Fide Offer upon all of the terms and conditions stated in the Bona Fide Offer, including the length of the term, except that Tenant will lease the Refusal Space in its "AS IS, WHERE IS" condition (except for any buildout allowance included within the Bona Fide Offer), with all faults and Tenant acknowledges and agrees that Landlord has not made and expressly disclaims any representations or warranties about the condition of the Refusal Space. If Tenant does not exercise its right of refusal under this Paragraph 6, either by notifying Landlord in writing of its election not to exercise such right or by failing to notify Landlord in writing of Tenant's election within the three (3) business day period following its receipt of notice of the Bona Fide Offer to lease the Refusal Space, then Tenant conclusively shall be deemed to have elected not to lease such space and Landlord shall be entitled to lease the Refusal Space to such third party at any time upon such terms as Landlord desires in its sole discretion, without any further notice to Tenant. Tenant may not lease less than all of the Refusal Space identified in Landlord's notice. If Tenant leases the Refusal Space within said three (3) business day period, the Tenant promptly shall enter into a modification of the Lease with Landlord to incorporate the subject space in the Lease on the terms and conditions set forth in such Bona Fide Offer with appropriate adjustments as set forth in this Paragraph 6.

     7. RELOCATION. Section 26 of the Lease is hereby deleted in its entirety and the following paragraph is inserted in lieu thereof:

     Landlord shall have the right and option, upon sixty (60) days notice to Tenant, to require Tenant to relocate the Premises to any other premises within the Building or to other buildings in the Loop Central project (the "RELOCATED PREMISES") on a date of relocation (the "RELOCATION DATE") specified therein. In such event, all reasonable expenses of moving Tenant and decorating the Relocated Premises with substantially the same leasehold improvements shall be at the expense of Landlord, including the physical move, computer network relocation and installation, telephone installation, stationery costs and other related items. Within thirty (30) days following receipt of Landlord's relocation notice, Tenant shall have the option to either (i) enter into a new lease (the "NEW LEASE") with Landlord for a new five (5) year term commencing on the Relocation Date; or (ii) terminate this Lease on the Relocation Date. Failure of Tenant to choose either option shall cause this Lease to terminate, effective on the Relocation Date. Notwithstanding the foregoing, if Tenant elects to enter into a New Lease, Landlord shall have the option to tender the Relocated Premises to Tenant on any date within a thirty (30) day period prior to or after the Relocation Date, in which event the term of the New Lease shall commence on the date of tender of possession of the Relocated Premises. For the portion of the term of the New Lease between the Relocation Date and the expiration of the Term of this Lease (as extended herein), Monthly Base Rent for the Relocated Premises shall be calculated as follows: (i) for up to the then-current Rentable Area of Premises, at the rate in effect under this Lease as of the Relocation Date; and (ii) for any portion of the Relocated Premises in excess of the Rentable Area of Premises, at the prevailing Building rental rate then in effect. For the remainder of the term of the New Lease, Monthly Base Rent for the entire Relocated Premises shall be calculated at the prevailing Building rental rate then in effect.

     8. PARKING. In consideration for its demise of the Premises (as expanded herein) Tenant shall be entitled to the use of a total of twenty-four (24) unreserved parking spaces in the Building parking garage. Tenant shall pay Twenty-Five Dollars ($25.00) per month for each of the unreserved spaces, provided, however, that so long as Tenant is not in default under the Lease, all parking charges shall be abated for the period between May 1, 2000 and April 30, 2002. Tenant's right to use such parking spaces shall be subject to the rules and regulation set forth on Exhibit B to the Lease.

     9. BROKER. Tenant represents and warrants to Landlord that Tenant has dealt with, and only with, Kennedy-Wilson Properties of Texas Ltd., Inc. in connection with the renewal described in this Amendment. Tenant agrees to indemnify and hold Landlord harmless from and against any claim, liability, damage or expenses arising out of any claim by an other broker that it is entitled to a commission based upon its representation of Tenant in connection with said renewal.

     10. CONFIRMATION OF LEASE. Except as modified in this Amendment, the Lease remains unmodified and in full force and effect.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.


LANDLORD:                              TENANT:

W9/LWS II REAL ESTATE LIMITED          2-INFINITY.COM, INC., a Texas
PARTNERSHIP, a Delaware limited        corporation
partnership


By: W9/LWS II GEN-PAR, INC., a         By: /s/ Patrick C. Morgan
Delaware corporation, its General         --------------------------------
Partner                                Name: Patrick C. Morgan
                                            ------------------------------
                                       Title: Chief Technology Officer
                                             -----------------------------

By: /s/ [ILLEGIBLE]
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

                                   EXHIBIT A

                                EXPANSION SPACE


                                     [MAP]

APPROXIMATELY 6,745 square feet
of rentable space.